As filed with the Securities and Exchange Commission on March 4, 2002
                                                    Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                             DYCOM INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

          Florida                                               59-1277135
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


                          4440 PGA Boulevard, Suite 500
                        Palm Beach Gardens, Florida 33410
                    (Address of Principal Executive Offices)

               ARGUSS COMMUNICATIONS, INC. 1991 STOCK OPTION PLAN
                            (Full title of the plan)
                                ----------------

                                 MARC R. TILLER
                      General Counsel & Corporate Secretary
                             Dycom Industries, Inc.
                          4440 PGA Boulevard, Suite 500
                        Palm Beach Gardens, Florida 33410
                     (Name and address of agent for service)

                                 (561) 627-7171
          (Telephone number, including area code, of agent for service)
                                ----------------

                         CALCULATION OF REGISTRATION FEE


===========================================================================================

        Title of            Amount         Proposed Maximum  Proposed Maximum   Amount of
    Securities to be         to be        Offering Price Per     Aggregate     Registration
       Registered        Registered (1)          Share        Offering Price        Fee
-------------------------------------------------------------------------------------------
To be issued for awards  1,128,476 shares (2)  $40.56 (3)     $45,770,986.56    $4,210.93
under the Arguss
Communications, Inc.
1991 Stock Option Plan,
as amended
-------------------------------------------------------------------------------------------
TOTAL                    1,128,476 shares     $40.56 (3)     $45,770,986.56     $0 (4)
===========================================================================================

  (1) Based on the number of shares of Arguss Communications, Inc. ("Arguss") common stock that was reserved for issuance in connection with the awards outstanding under the Arguss Communications, Inc. 1991 Stock Option Plan, as amended (the "1991 Plan") as of the close of business on February 20, 2002, that will be converted into the right to receive
         0.3333 shares of the Registrant's common stock (the "Merger Ratio") upon the consummation of the merger (the "Merger") contemplated in the Agreement and Plan of Merger, dated as of January 7, 2002, among Dycom Industries Inc. (the "Registrant"), Troy Acquisition Corp., and Arguss (the "Merger Agreement").
   (2) Based on the product of (i) 3,385,767, the number of shares of Arguss common stock that were reserved for issuance in connection with the stock option awards outstanding under the 1991 Plan, and (ii) 0.3333, the Merger Ratio, as of the close of business on February 21, 2002.
   (3) Estimated in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), solely for purposes of determining the registration fee. Estimated based on the quotient of (i) $13.52, the average weighted exercise price of shares of Arguss common stock underlying the stock options, and (ii) 0.3333, the Merger Ratio, as of the close of business on February 21, 2002.
   (4) The aggregate amount of the registration fee for this Registration Statement is $4,210.93. Pursuant to Rule 457(p) of the Securities Act, the aggregate amount of the registration fee to be paid is offset by
         (i) $1,575.98, representing an amount of the registration fee previously paid by the Registrant in connection with the filing of the Registration Statement on Form S-4, filed January 23, 2002 (File No. 333-81268), associated with 3,385,767 options that were outstanding and exercisable as of January 23, 2002, to purchase Arguss common stock that have not been exercised as of the close of business on February 21, 2002, the date of the consummation of the Merger, and (ii) $2,634.95, representing the amount of the registration fee previously paid by Arguss in connection with the filing of the Registration Statement on Form S-8, filed on August 2, 2000 (File No. 333-42846), associated with 535,886 unissued shares of Arguss common stock. As a result, no registration fee is owed pursuant to this Registration Statement.

                                   Page 2 of 9
                         Exhibit Index Appears on Page 9

                                EXPLANATORY NOTE

                This Registration Statement is being filed in connection with the consummation of the Merger contemplated by the Merger Agreement. Following consummation of the Merger, Arguss will be merged with and into Troy Acquisitions Corp., a wholly owned subsidiary of the Registrant, and each outstanding share of Arguss common stock (including the associated right to purchase preferred shares) will be converted into the right to receive 0.3333 shares of the Registrant's common stock (including the associate right to purchase preferred stock). Therefore, in accordance with the terms of the Merger Agreement, the Registrant is filing this Registration Statement to reserve for issuance a sufficient number of its common shares for delivery in accordance with the terms and conditions of awards outstanding under the 1991 Plan.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*





























--------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the "Note" to Part I of Form S-8.

                                     Part II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

                The following documents which have been filed or will be filed by Dycom Industries, Inc. with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:

                (i) the Registrant's Annual Report on Form 10-K for the fiscal year ending July 28, 2001;

                (ii) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 27, 2001 and the Registrant's Current Reports on Form 8-K dated
                        January 7, 2002, January 24, 2002, February 19, 2002,
                        February 20, 2002, and February 27, 2002;

                (iii) the description of the common stock, par value $0.3333 1/3 per share under the heading "Description of Capital Stock," contained in the Registrant's Amended Registration Statement on Form S-4 filed with the Commission on February 12, 2002.

                All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

                Not applicable.

Item 5.         Interests of Named Experts and Counsel.

                Not applicable.

Item 6.         Indemnification of Directors and Officers.

                Florida Business Corporation Act ("FBCA"). Section 607.0850(1) of the FBCA provides that a Florida corporation, such as Dycom, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                Section 607.850 of the FBCA further provides that: (i) to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to
Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

                Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

                Section 607.0831 of the FBCA provides that a director of a Florida corporation, such as Dycom, is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

                By-laws. Dycom's by-laws provide that, except as prohibited under Florida law, it shall indemnify any person who was or is made a party to any proceeding by reason of the fact that he or she was or is a director or officer of the corporation, or a director or officer of the corporation serving as a trustee or fiduciary of an employee benefit plan of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof. Dycom maintains insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.


Item 7.         Exemption from Registration Claimed.

                Not applicable.

Item 8.         Exhibits.

                See attached Exhibit list.

Item 9.         Undertakings.

                (a)   The undersigned Registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on February 26, 2002.


                               DYCOM INDUSTRIES, INC.

                               By: /s/ Steven E. Nielsen
                                   -------------------------------
                                   Name: Steven E. Nielsen
                                   Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Nielsen, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                                  Title                        Date
---------                                  -----                        ----

/s/ Steven E. Nielsen                      Principal Director and       February 26, 2002
------------------------------------       Executive Officer
Steven E. Nielsen


/s/ Richard L. Dunn                        Principal Financial and      February 26, 2002
------------------------------------       Accounting Officer
Richard L. Dunn


/s/ Kristina M. Johnson                    Director                     February 26, 2002
------------------------------------
Kristina M. Johnson


/s/ Joseph M. Schell                       Director                     February 26, 2002
------------------------------------
Joseph M. Schell


/s/ Tony G. Werner                         Director                     February 26, 2002
------------------------------------
Tony G. Werner


/s/ Ronald P Younkin                       Director                     February 26, 2002
------------------------------------
Ronald P. Younkin



                                  Exhibit Index

Exhibit No.  Description of Document

4.1          Articles of Incorporation (incorporated by reference to Exhibit
             3.01 of the Registrant's Registration Statement on Form S-1 filed with the Commission on October 29, 1986, File No. 033-09820).

4.2 Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.01 of the Registrant's Registration Statement on Form S-1 filed with the Commission on October 29, 1986, File No. 033-09820).

4.3 Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended April 22, 2001 filed with the Commission on June 11, 2001, File No. 001-10613).

4.4 Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1(i)(3) of the Registrant's Registration Statement on Form S-4 filed with the Commission on January 23, 2002, File No. 333-81268).


4.5 Amended Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii) of the Registrant's Registration Statement on Form S-4 filed with the Commission on January 23, 2002, File No. 333-81268).

4.6 Description of the Registrant's Capital Stock (incorporated by reference to the Registrant's Amended Registration Statement on Form S-4 filed with the Commission on February 12, 2002, File No. 333-81268).

4.7 Shareholder Rights Agreement, dated April 4, 2001, between the Registrant and the Rights Agent which includes the Form of Rights Certificate, as Exhibit A, the Summary of Rights to Purchase Preferred Stock, as Exhibit B, and the Form of Articles of Amendment to the Articles of Incorporation for Series A Preferred Stock, as Exhibit C (incorporated by reference to Exhibit 1 of the Registrant's Form 8-A, filed with the Commission on April 6, 2001, File No. 001-10613).

4.8 1991 Plan (incorporated by reference to Exhibit 4(e) of Arguss' Form S-8 filed on January 6, 1997, File No. 333-19277).

5* Opinion of Marc R. Tiller, Esq., General Counsel of the Registrant, as to the legality of the securities registered hereby.

23.1*        Consent of Deloitte & Touche LLP.

23.2 Consent of Marc R. Tiller, Esq., General Counsel to the Registrant (included in Exhibit 5).

24 Power of Attorney (included on the signature pages to this Registration Statement).


* Filed herewith.